EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

Contact:      Marty E. Adams
              Chairman and CEO
              Sky Financial Group, Inc.
              (419) 254-6182

              Terry K. Dunkle
              Chairman and CEO
              Three Rivers Bancorp, Inc.
              (412) 666-8065


SKY FINANCIAL GROUP AND THREE RIVERS BANCORP ANNOUNCE MERGER
May 7, 2002 (Bowling Green, Ohio, NASDAQ: SKYF) Sky Financial Group, Inc. and Three Rivers Bancorp, Inc. (NASDAQ: TRBC) announced today the execution of a definitive agreement to merge Three Rivers Bancorp, Monroeville, Pennsylvania and its wholly-owned subsidiary, Three Rivers Bank and Trust Company, into Sky Financial. Three Rivers Bank is a $1 billion commercial bank with 25 offices in the metropolitan Pittsburgh, Pennsylvania market area. It is anticipated that the transaction will be completed in the fourth quarter of 2002, pending regulatory approvals and the approval of the stockholders of Three Rivers Bancorp.

Under the terms of the agreement, stockholders of Three Rivers will be entitled to elect to receive, in exchange for each share of Three Rivers common stock held, either $18.27 in cash or .80 shares of Sky Financial common stock, or a combination thereof. This is subject to certain allocation and pro ration mechanisms as part of the election process. In total, 75% of Three Rivers common shares will be exchanged for shares of Sky Financial common stock and 25% of Three Rivers common shares will be exchanged for cash. To the extent that Sky Financial shares are received, the exchange is expected to qualify as a tax-free transaction to the stockholder. This transaction is currently valued at $156.5 million, including shares of Three Rivers owned by Sky Financial and the cost to acquire Three Rivers' outstanding options.

The agreement provides for the merger of the Three Rivers Bancorp into Sky Financial Group, and the subsequent merger of Three Rivers Bank into Sky Bank, Sky Financial Group's commercial banking affiliate.

"We are extremely pleased to have Three Rivers join Sky Financial Group," stated Marty E. Adams, Chairman and CEO of Sky. "Three Rivers is a high-quality bank with a strong position in the markets it serves. Its presence in Pittsburgh will give us the opportunity to expand our franchise in one of the top cities in the United States."

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Terry  K.  Dunkle,  Chairman  and  CEO  of  Three  Rivers  Bancorp,  said,  "the
affiliation   with  Sky  will  benefit  Three  Rivers  clients,   employees  and
shareholders and the communities in which the bank operates. Sky Financial and Three Rivers are both well known for their strong client service approach and commitment to their communities. We are pleased to be forming a partnership to continue this proud tradition." Mr. Dunkle further explained, "Sky is one of the top performing financial service companies in America. It continually ranks in the top 25 percent of the top 100 banking companies in the United States. This high level of financial performance, in concert with their commitment to community banking, makes them a logical partner for Three Rivers." Mr. Dunkle also stated that the Three Rivers offices will be operated as a separate region of Sky Bank, with its own regional board and regional president.

The merger is expected to be accretive to earnings per share by approximately 1% in the first full year of operations and 2.0% on a cash basis, due to the expected cost savings benefits achieved through the integration of systems and support functions, improved branch efficiencies and increased alternative delivery channels for financial products and services. After-tax merger-related costs of approximately $13.7 million will be recognized in the quarter that the merger is completed.

Upon completion of the acquisition of Three Rivers Bancorp, Sky Financial Group will have $10.5 billion in total assets, $7.6 billion in total deposits and $784 million in total shareholders' equity, with 235 financial centers in Ohio, Pennsylvania, West Virginia, Indiana and Michigan. The combined company will have a market capitalization of $2.0 billion, ranking Sky Financial as the 51st largest bank holding company in the United States.

The information in this press release contains forward-looking statements regarding the expected future financial performance that are not historical facts and that involve risks and uncertainties. Actual results and performance could differ materially from those contemplated by these forward-looking statements.

On Wednesday, May 8, 2002 at 10 a.m. a simultaneous webcast of a conference call with Marty E. Adams, Chairman and CEO and Kevin T. Thompson, Chief Financial Officer of Sky Financial Group, will be available online on the company's website at www.skyfi.com. Mr. Adams and Mr. Thompson will provide an overview of the Three Rivers transaction to financial analysts. The webcast is open to the public with both media and individual investors invited to listen in via the Internet. A replay of the call will also be available on Sky Financial's website for 10 business days following the event. A detailed presentation of the Three Rivers transaction is posted on Sky Financial's website at www.skyfi.com.

Sky Financial Group, Inc. is a diversified financial holding company headquartered in Bowling Green, Ohio. Sky operates 210 financial centers and over 200 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. The company's related financial service affiliates include Sky Bank, Sky Trust, Sky Financial Solutions, Sky Access, Celaris Group, Picton Cavanaugh and Meyer & Eckenrode Insurance Group.

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